Exhibit 10.42

Alexza Pharmaceuticals, Inc.
ID: 77-0567768
Notice of Grant of Award	2091 Stierlin Court
and Award Agreement	Mountain View, CA 94043

Name:	Award Number:

Address:	Plan:	2005
Effective                     , you have been granted an award of                      restricted stock units. These units are restricted until the vest date(s) show below, at which time you will receive shares of Alexza Pharmaceuticals, Inc. (the Company) common stock.
The current total value of the award is $                    .
The award will vest in increments on the date(s) shown.

Shares	Full Vest

By your signature and the Company’s signature below, you and the Company agree that this award is granted under and governed by the terms and conditions of the Company’s Award Plan as amended and the Award Agreement, all of which are attached and made a part of this document.

Alexza Pharmaceuticals, Inc.	Date

Name:	Date

Date:
Time:

Alexza Pharmaceuticals, Inc.
2005 Equity Incentive Plan
Stock Unit Award Agreement
     Pursuant to the Stock Unit Grant Notice (“Grant Notice”) and this Stock Unit Award Agreement (“Agreement”) (collectively, the “Award”), Alexza Pharmaceuticals, Inc. (the “Company”) has awarded you, pursuant to its 2005 Equity Incentive Plan (the “Plan”), the number of Stock Units as indicated in the Grant Notice. As used herein, “Stock Unit” means a notional unit representing the right to receive one share of Company Common Stock. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
     The details of your Award are as follows.
     1. Vesting. Subject to the Plan and the limitations contained herein, your Award shall vest as provided in the Grant Notice, provided that vesting shall cease upon the termination of your Continuous Service. Any Stock Units that have not vested shall be forfeited upon the termination of your Continuous Service.
     2. Dividends. You shall not receive any payment or other adjustment in the number of your Stock Units for dividends or other distributions that may be made in respect of the shares of Common Stock to which your Stock Units relate.
     3. Evidence of Share Issuance. Subject to Section 10 below, your vested Stock Units shall be converted into shares of Common Stock as of their vesting date and the certificates representing such shares or other evidence of issuance will be delivered to you as soon as practicable after each vesting date.
     4. Number of Shares. The number of Stock Units subject to your Award may be adjusted from time to time for capitalization adjustments, as provided in Section 10(a) of the Plan.
     5. Securities Law Compliance. You may not be issued any shares of Common Stock under your Award unless the shares are either (i) then registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.
     6. Restrictive Legends. The shares of Common Stock issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.
     7. Transferability. Your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the

1.

event of your death, shall thereafter be entitled to receive any distribution of shares of Common Stock pursuant to Section 3 of this Agreement.
     8. Award not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue such service. In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective stockholders, boards of directors, Officers or Employees to continue any relationship that you might have as an Employee, Director or Consultant for the Company or an Affiliate.
     9. Unsecured Obligation. Your Award is unfunded, and as a holder of vested Stock Units subject to your Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Common Stock pursuant to Section 3 of this Agreement.
     10. Withholding Obligations.
          (a) At the time vested Stock Units are converted into shares of Common Stock pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from payroll and any other amounts payable to you and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award. [Such withholding obligations may be satisfied by your relinquishment of your right to receive a portion of the shares otherwise issuable to you in respect of vested Stock Units pursuant to the Award; provided, however, that you shall not be authorized to relinquish your right to shares with a fair market value in excess of the amount required to satisfy the minimum amount of tax required to be withheld by law.]
          (b) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to issue such shares.
     11. Notices. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
     12. Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
     13. Amendment. Nothing in this Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Sections 3 and 11 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Award and this Agreement.

2.

     14. Miscellaneous.
          (a) The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.
          (b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
          (c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
     15. Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.
     16. Choice of Law. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of California without regard to such state’s conflicts of laws rules.

3.